UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

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☐	Soliciting Material Pursuant to Sec. 240.14a-12

CSP INC.
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CSP INC.

January 13, 2012

Dear Stockholders:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of CSP Inc.  Our Annual Meeting will be held on Thursday, February 23, 2012, at 9:00 a.m. local time at our executive offices located at 43 Manning Road, Billerica, Massachusetts 01821.

We describe in detail the actions we expect to take at our Annual Meeting in the attached Notice of 2012 Annual Meeting of Stockholders and proxy statement.

Your vote is very important to us, regardless of the number of shares that you own.  Whether or not you plan to attend the Annual Meeting, please vote as soon as possible to make sure your shares are represented at the meeting.  To simplify this process, your vote may be cast over the Internet, by telephone or by mail.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Alexander R. Lupinetti
Chief Executive Officer
CSP INC.

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, February 23, 2012

Time:	9:00 a.m. local time

Place:	CSP Inc. Executive Offices
43 Manning Road
Billerica, Massachusetts 01821

At the Annual Meeting you will be asked to:

1. elect the nominee named in the proxy statement to the Board of Directors as a Class I director;
2. ratify the appointment of McGladrey & Pullen, LLP as the Company’s independent auditors for fiscal year 2012;
3. consider and act upon a shareholder proposal regarding declassification of our Board of Directors; and
4. transact such other business as may properly come before the meeting or any adjournment thereof.

By order of the Board of Directors,

Gary W. Levine
Secretary

Billerica, Massachusetts
January 13, 2012

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING WHETHER OR NOT YOU ATTEND, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD OR VOTE YOUR PROXY OVER THE INTERNET OR TELEPHONE AS PROMPTLY AS POSSIBLE.

ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.  PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE, YOU MUST FIRST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on February 23, 2012.  The notice of annual meeting, proxy statement, proxy card and 2011 Annual Report on Form 10-K are also available at www.proxyvote.com

CSP INC.
(A Massachusetts Corporation)

PROXY STATEMENT

Annual Meeting of Stockholders
February 23, 2012

INFORMATION CONCERNING THE PROXY MATERIALS AND THE ANNUAL MEETING

Our Board of Directors is soliciting proxies to be voted at the 2012 Annual Meeting of Stockholders to be held on February 23, 2012, which is referred to in this proxy statement as the Annual Meeting.  Your vote is very important.  For this reason, our Board is requesting that you permit your common stock to be represented at the Annual Meeting by the persons named as proxies for the Annual Meeting.  This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting.  Please read it carefully.

Our principal executive offices are located at 43 Manning Road, Billerica, Massachusetts 01821.  Our main telephone number is (978) 663-7598.  In this proxy statement, CSP Inc. is sometimes referred to as the Company or CSPI.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on February 23, 2012.

Pursuant to the rules adopted by the Securities and Exchange Commission, which is referred to in this proxy statement as the SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a notice of annual meeting, proxy card and our 2011 Annual Report on Form 10-K, and by notifying you of the availability of our proxy materials on the Internet.  The notice of annual meeting, proxy statement, proxy card and 2011 Annual Report on Form 10-K are also available at www.proxyvote.com  In accordance with SEC rules, the materials on the site are searchable, readable and printable and the site does not have “cookies” or other tracking devices which identify visitors.

We are mailing this proxy statement and the enclosed form of proxy to stockholders on or about January 13, 2012.

QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING

Where and when is the Annual Meeting of Stockholders?

Our annual meeting of stockholders will be held at our executive offices, 43 Manning Road, Billerica, Massachusetts at 9:00 a.m. local time on February 23, 2012.

Who may vote at the Annual Meeting?

You may vote if our records show that you owned your shares on January 9, 2012, which is the record date.  At the close of business on the record date, 3,396,154 shares of our common stock were issued and outstanding and eligible to vote.  You may cast one vote for each share of common stock held of record by you on the record date on all matters presented.

Why did I receive the proxy materials by e-mail?

You requested that the Company deliver proxy materials to you electronically by e-mail.  If you wish to terminate this request, please contact American Stock Transfer & Trust Company, LLC by calling (800) 937-5449 or writing to 6201 15th Avenue, Brooklyn, New York 11219.

What is the difference between holding shares as a stockholder of record and beneficial owner?

Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name.  As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Co., you are considered the stockholder of record with respect to those shares, and the proxy materials, including your proxy card, were sent directly to you by us.  As the stockholder of record, you have the right to grant your voting proxy directly to us via the Internet, by telephone or by mail, or to vote in person at the Annual Meeting.

Beneficial Owner.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares, which are held in “street name,” and the proxy materials, including your proxy card, are being provided to you by your broker, bank or nominee, who is considered the stockholder of record with respect to those shares.  As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting.  However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you request, complete and deliver a proxy from your broker, bank or nominee.  Your broker, bank or nominee has sent you a voting instruction card for you to use in directing the broker, bank or nominee how to vote your shares.

How many votes can be cast by all stockholders?

Each share of our common stock is entitled to one vote.  There is no cumulative voting.  We had 3,396,154 shares of common stock outstanding and entitled to vote on the record date.

How many votes must be present to hold the Annual Meeting?

We must have a quorum in order to hold the Annual Meeting and conduct business.  A majority of our issued and outstanding shares as of the record date constitutes a quorum.  Shares are counted if you are present at the Annual Meeting or a proxy card has been properly submitted by you or on your behalf.  In general, abstentions and broker “non-votes” are counted as present for the purpose of determining the presence of a quorum.  The vote on each matter submitted to stockholders is tabulated separately.  American Stock Transfer & Trust Co. will tabulate the votes.

How many votes are required to elect directors?

Directors are elected by a plurality of the votes cast.  This means that the individual nominated for election to the Board of Directors who receives the most “FOR” votes (among votes properly cast in person or by proxy) will be elected; a nominee does not need to receive a majority to be elected.  If you withhold authority to vote with respect to the election of a nominee, your shares will not be voted with respect to that nominee.  Your shares will be counted for purposes of determining whether there is a quorum.

How many votes are required to ratify the appointment of the Company’s independent auditors?

Ratification of the appointment of McGladrey & Pullen, LLP as the Company’s independent auditors requires the affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting.  You may vote either “FOR” or “AGAINST” ratification of the appointment, or you may abstain.  A properly executed proxy marked “ABSTAIN” with respect to the ratification of the appointment will not be counted as a vote cast with respect to such ratification.

How many votes are required to approve the shareholder proposal?

The shareholder proposal regarding declassification of our Board of Directors is a vote to recommend that the Board of Directors take the necessary steps to declassify the election of the individual Board members and nominate all directors of the Company for selection on an annual basis for a term of one year rather than staggering their election once every three years.  Approval of this proposal requires the affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting.  You may vote either “FOR” or “AGAINST” the shareholder proposal, or you may abstain.  A properly executed proxy marked “ABSTAIN” with respect to the shareholder proposal will not be counted as a vote cast with respect to such proposal.  Approval of this proposal would not declassify the Board.  Rather, it would require the Board to consider the recommendation of the stockholders regarding declassification.

Last year, stockholders were asked to vote on an advisory basis (a) to approve the compensation of the Company’s named executive officers (“say-on-pay”) and (b) to determine the frequency with which future say-on-pay proposals would be submitted to the stockholders.  Why are those proposals not included on the Annual Meeting agenda for this year?

As we explained in our Current Report on Form 8-K filed with the SEC on February 11, 2011, after we mailed proxy materials for our Annual Meeting on February 8, 2011, the SEC adopted final rules pertaining to advisory votes by shareholders regarding (a) approval of executive compensation (“say-on-pay”), (b) the frequency of votes for approval of executive compensation (“say-when-on-pay”), and (c) approval of golden parachute compensation, the last of which would be applicable only in connection with a merger or sale of a registrant.  In the final rules, the SEC provided approximately two years of temporary relief to smaller reporting companies, like CSP Inc., from compliance with the provisions of the say-on-pay and say-when-on-pay regulations (but not the advisory vote on golden parachute compensation, which was not applicable to CSP Inc. in any event).

Accordingly, as provided in the final rules, we are not required to comply with the say-on-pay and say-when-on-pay regulations until our first Annual Meeting on or after January 21, 2013.  At that Annual Meeting, we currently anticipate that we would seek advisory stockholder votes regarding approval of executive compensation and the frequency of votes for approval of executive compensation.

How do I vote?

You may vote in one of three ways:

•	Over the Internet

If your shares are registered in your name:  Vote your shares over the Internet by accessing the proxy online voting website at: www.voteproxy.com and following the on-screen instructions.  You will need the Company number, account and control numbers that appear on your proxy card when you access the web page.

If your shares are held in the name of a broker, bank or other nominee: Vote your shares over the Internet by following the voting instructions that you receive from such broker, bank or other nominee.

•	By Telephone

If your shares are registered in your name: Vote your shares over the telephone by accessing the telephone voting system toll-free at 1-800-PROXIES (1-800-690-6903) in the United States and from foreign countries  using any touch-tone telephone and following the telephone voting instructions.  The telephone instructions will lead you through the voting process.  You will need the Company number, account and control numbers that appear on your proxy card.

If your shares are held in the name of a broker, bank or other nominee: Vote your shares over the telephone by following the voting instructions you receive from such broker, bank or other nominee.

•	By Mail

Vote by signing and dating the proxy card(s) and returning the card(s) in the prepaid envelope.

What if I submit my proxy but do not vote for one or more of the proposals?

If you submit your proxy via the Internet, by telephone or by returning your signed proxy card, but do not mark or specify selections, then the shares you hold will be voted FOR the nominee listed in Proposal One, FOR Proposal Two, and AGAINST Proposal Three.  If you indicate a choice with respect to any matter to be acted upon on your proxy, the shares you hold will be voted in accordance with your instructions.

If you are a beneficial owner and hold your shares through a broker and do not submit your selections in accordance with the instructions received from your broker, the broker or other nominee will determine if it has discretionary authority to vote on the particular matter.  Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have discretion to vote such shares on routine matters, but not on non-routine matters.  Routine matters include ratification of auditors.  Non-routine matters include matters such as the election of directors and shareholder proposals.  If the broker determines it does not have discretionary authority to vote on a particular matter, it will indicate a broker “non-vote” for such matter in the proxy.  Broker non-votes are treated as present for purposes of determining the presence of a quorum, but are also treated as not entitled to vote.

Can I change or revoke my vote after submitting it?

Yes.  After you submit your vote via the Internet, by telephone or by mail, you retain the power to revoke your proxy or change your vote.  You can revoke your proxy or change your vote at any time before it is exercised by giving written notice to our corporate secretary specifying such revocation.  You may change your vote by timely delivery of a valid, later-dated proxy or by voting by ballot at the Annual Meeting if you are a record holder.

What should I do if only one set of proxy materials for the Annual Meeting are sent and there are multiple CSPI stockholders in my household?

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy materials and annual reports.  This means that only one copy of the proxy materials may have been sent to multiple stockholders in your household.  You may promptly obtain an additional copy of the proxy materials and our 2011 Annual Report at no charge by sending a written request to 43 Manning Road, Billerica, Massachusetts 01821 or by calling our Investor Relations department at 978-663-7598.  You can also access the proxy materials and annual report online at www.proxyvote.com.  If you hold your shares through a bank or other nominee and wish to discontinue householding or to change your householding election, please contact your nominee.  If you hold your shares in your own name and wish to discontinue householding or to change your householding election, you may do so by calling (800) 937-5449 or writing to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219.

Who can attend the Annual Meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend.  Each stockholder may also bring guests to the meeting if there is space available.

Where can I find more information?

We file annual, quarterly and current reports, proxy statements, and other information with the SEC.  Our common stock is traded on the NASDAQ Global Market (NASDAQ) under the symbol “CSPI.”  You may read and copy any document that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

Who can help answer my questions?

If you have additional questions about the matters proposed for consideration at the Annual Meeting, you should contact:

CSP Inc.
43 Manning Road
Billerica, MA 01821
Attn: Gary W. Levine, Chief Financial Officer
Phone: (978) 663-7598 ext. 1200

What should I do now?

Carefully read this document and either submit your vote via the Internet or by telephone or, if voting by mail, indicate on the proxy card how you want to vote.  If voting by mail, sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible.  You should submit your vote now even if you expect to attend the Annual Meeting and vote in person.  Submitting your vote now will not prevent you from later canceling or revoking your proxy right until the meeting, and will ensure that your shares are voted if you later find you cannot attend the Annual Meeting.

How do I find out the voting results?

Preliminary voting results will be announced at the Annual Meeting, and the final voting results will be published in a Form 8-K filed with the SEC within four business days after the Annual Meeting.

You may obtain a copy of the filed Form 8-K by visiting our website or the SEC’s website, contacting our Investor Relations department by calling 978-663-7598, or writing to Investor Relations, CSP Inc., 43 Manning Road, Billerica, Massachusetts 01821.

What if I have questions about lost stock certificates or I need to change my mailing address?

Stockholders may contact our transfer agent, American Stock Transfer & Trust Company, LLC, by calling the Customer Support Document (800) 937-5449 or writing 6201 15th Avenue, Brooklyn, New York 11219.

PROPOSAL ONE:
ELECTION OF DIRECTOR

Our Board of Directors currently consists of five members and is divided into three classes, referred to as Class I, Class II and Class III.  The directors in each class serve for a term of three years and until their successors are duly elected and qualified.  As the term of one class expires, a successor class is elected at the annual meeting of stockholders for that year.  We currently have one Class I Director, whose term will expire at the Annual Meeting to be held on February 23, 2012, two Class II Directors, whose terms will expire at the 2013 Annual Meeting, and two Class III Directors, whose terms will expire at the 2014 Annual Meeting.

Our Nominating Committee has nominated Mr. Williams to serve as a Class I Director for a three-year term.

If you withhold authority to vote with respect to the election of our nominee, your shares will not be voted in favor of his election.  Your shares will be counted for purposes of determining whether there is a quorum.

Mr. Williams is currently a member of our Board of Directors.  Although we expect Mr. Williams to serve if elected, if he is  unable to serve at the time of election, then the Board may fix the number of directors at a lesser number or leave a vacancy to be filled by the Board of Directors at a later date.

Nominee for Election

Listed below is the nominee with his age, the year he was first elected as a director of the Company, and his business affiliations.

Name, Age and Class	Business Affiliations
Robert M. Williams (73) Class I Director

Director of CSPI since July 1998; from 1995 to his retirement in March 1999, served as Vice President for Asia, Africa and the Near East of International Executive Corps, a company that directs technology and business programs as a contractor for the US Foreign Aid Program; consultant to RM Williams Associations Technology from 1993 to 1995; Vice President of Worldwide Development, Industrial Sector Division for International Business Machines Corp., and served in various positions from 1963 to 1993.

Qualifications of Nominee

We believe that a nominee to the Board should demonstrate significant accomplishment in his field, together with the ability to make a meaningful contribution to the Board’s oversight of our business affairs in the computer industry.  Mr. Williams has served on our Board of Directors for 13 years.  His extensive executive management experience adds invaluable knowledge to our Board, reflecting his in-depth understanding of many facets of the technology industry and the skills acquired in the development, manufacturing, marketing and sales organizations that he managed at IBM over a 30-year period.  He is Chairman of our Nominating Committee, and has demonstrated honest and ethical conduct in his personal and professional activities.  We consider Mr. Williams well qualified to serve as a director of our Company.

The Board recommends a vote “FOR” the election of the nominee listed above.

Unless marked to the contrary, proxies received will be voted “FOR” the election of the nominee listed above.

OUR BOARD OF DIRECTORS

Background Information about Directors Continuing in Office

Listed below are the Company’s continuing directors, their ages, the year each was first elected as one of our directors, and their business affiliations.  Messrs. Hall and Lyons are Class II Directors, whose terms will expire in 2013, and Messrs. James and Lupinetti are Class III Directors, whose terms will expire in 2014.

Name, Age and Class	Business Affiliations
J. David Lyons (73) Class II
Director of CSPI since March 1997; Managing Director for the Carter Group, an executive search firm, from September 2002 to his retirement in June 2004; President of Aubin International, Inc., an executive search firm, from 1996 to October 2002; Executive Vice President at National Data Corp. from 1993 to 1996; Executive Vice President -- Sales and Marketing, Syncordia from 1991 to 1993.

Christopher J. Hall (53) Class II
Director of CSPI since November 2002; self employed as a municipal bond investor from 1998 to present; Founder and Chief Financial Officer of Howe, Solomon, & Hall, a registered broker-dealer operating primarily as a municipal securities broker-dealer from 1985 to 1998.

C Shelton James (72) Class III	Director of CSPI since 1994; Principal, C. Shelton James Associates, a business consulting firm, from 1990 to present; President from 1993 until June 1998 and Director from 1993 until February 2000 of Fundamental Management Corporation; Director from December 1994 until March 2000 and Chief Executive Officer from August 1998 to March 1999 of Cyberguard Corp.; Director from August 1998 to July 2002 and Chief Executive Officer from December 2001 to July 2002 of Technisource, Inc.; Chief Executive Officer and Chairman of the Board of Elcotel from May 1991 to February 2000; Director of Concurrent Computer Corporation.

Alexander R. Lupinetti (66) Class III	Director of CSPI since 1996; Chairman of the Board of Directors since January 1998; Chief Executive Officer and President of CSPI since October 1996; and served in various other positions with other business enterprises from 1967 to 1996.

CORPORATE GOVERNANCE

We believe that good corporate governance and fair and ethical business practices are crucial not only to the proper operation of our company, but also to building and maintaining confidence in the integrity, reliability and transparency of the securities markets.  We endeavor to stay abreast of the actions taken in the past few years by Congress, the SEC and NASDAQ to improve and enhance corporate governance, and we take our responsibilities in this area very seriously.  This section explains some of the things we have done, or are considering, to improve the way we run CSPI.

Independent Directors

Rules and regulations of the SEC and NASDAQ require that a majority of our Board be “independent.”  The Board has reviewed those rules and regulations and has determined that Messrs. Lyons, Hall, James and Williams are independent directors.  As required by NASDAQ rules, the independent directors convene regularly scheduled meetings at which only independent directors are present.

Board Leadership Structure and Role in Risk Oversight

CSPI combines the roles of Chairman of the Board and Chief Executive Officer.  The Board believes that combining the positions of Chairman and Chief Executive Officer provides clarity of leadership and is in the best interests of CSPI and its shareholders at this time. The non-management directors regularly meet alone in executive session at Board meetings.  The Board currently does not have a lead independent director.

Management is responsible for the day-to-day management of the risks that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management.  In its risk oversight role, the Board is responsible for satisfying itself that the risk management processes are adequate and functioning as designed.  The Board’s involvement in risk oversight includes receiving regular reports from members of senior management and evaluating areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks.

Meetings and Committees of the Board of Directors

Our Board met four times during the fiscal year ended September 30, 2011.  In addition, the Audit Committee met four times, the Compensation Committee met once, and the Nominating Committee met once.  All members attended all of the meetings of the Board and of the committees of which they were a member.

Policies and Procedures for the Review and Approval of Transactions with Related Parties

Our Board has no formal policies and procedures for the review and approval of transactions with related parties.  However, the Audit Committee has the responsibility of reviewing and approving transactions with related parties.  In connection with the review of any related party transactions, the Audit Committee considers, among other matters, the nature, timing and duration of the transactions, the relationships of the parties to the transactions, whether the transactions are in the ordinary course of the Company’s business, the dollar value of the transactions and whether the transactions are in the interests of the Company.  The Audit Committee did not consider any related party transactions in fiscal year 2011.

Code of Ethics

We have adopted a code of ethics that applies to all of our executive officers, directors and employees, and which is available in the Investor Relations section (under Corporate Governance) of our website at www.cspi.com.  A copy of the code of ethics can also be obtained, without charge, by written request to Investor Relations, CSP Inc., 43 Manning Road, Billerica, Massachusetts 01821.

Communications with our Board of Directors

Our stockholders may communicate directly with the members of our Board or the individual chairmen of the standing Board committees by writing directly to those individuals c/o CSP Inc. at the following address: 43 Manning Road, Billerica, Massachusetts 01821.  Our policy is to forward, and not intentionally to screen, any mail received at our corporate office for an individual to that individual.

Policy Regarding Board Attendance

It is our policy that all members of the Board attend the annual meeting of stockholders in person, although we recognize that our directors occasionally may be unable to attend for personal or professional reasons.  We generally hold a meeting of the Board on the same date as the annual meeting of stockholders.  In 2011, all directors attended the annual meeting.

Director Candidates and Selection Process

Under our by-laws, nominations for election to our Board may be made only by or at the direction of the Board (which has established the Nominating Committee in connection with this process) or by a stockholder who satisfies the substantive and procedural requirements set forth in our by-laws.  Candidates nominated by or at the direction of the Board will appear as the Company’s nominees in our proxy materials.  An eligible stockholder who complies with our by-laws is able to nominate a candidate for election at our annual meeting, and stockholders who are present in person or by proxy at the meeting may vote for such a nominee.  However, the Company’s proxy materials are not available for that nominee.  That is, any eligible stockholder wishing to nominate a non-Board endorsed candidate for election as a director and solicit proxies for such nominee must prepare and file with the SEC, at his own expense, proxy materials meeting the applicable requirements of law for a proxy contest.

The Nominating Committee believes that the minimum qualifications for serving as one of our directors are that a nominee demonstrate significant accomplishment in his or her field, ability to make a meaningful contribution to the Board’s oversight of our business affairs and have an excellent record and reputation for honest and ethical conduct in both his or her professional and personal activities.  In addition, the Nominating Committee examines a candidate’s specific knowledge, experience and skills, availability in light of other commitments, potential conflicts of interest and independence from our management and CSPI. Although the Nominating Committee does not have a standalone policy with regard to consideration of diversity in identifying director nominees, it considers diversity in professional background, experience, expertise (including as to financial matters) and perspective (including as to age, gender and ethnicity) with respect to the Board composition as a whole when evaluating a director nominee.

The Nominating Committee may use any number of methods to identify potential nominees, including personal, management, and industry contacts, recruiting firms and, as described above, candidates recommended by stockholders.  The Nominating Committee did not engage any third-party recruiting firms to identify nominees in fiscal 2011.

Once a person has been identified by the Nominating Committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further.  If the Nominating Committee determines that the candidate warrants further consideration, the chairman or another member of the committee will contact the person.  Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating Committee will request information from the candidate, review the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conduct one or more interviews with the candidate, other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments, and may seek management input on the candidate.  The Nominating Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder.

The Nominating Committee will consider, for possible Board endorsement, director candidates recommended by stockholders.  In considering candidates submitted by stockholders, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate.  The Nominating Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.  To have a candidate considered by the Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information, among other things:

•	the name and address of the stockholder and the class and number of shares of our stock beneficially owned by the stockholder and owned of record by the stockholder; and

•
all information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or any other applicable statute, rule or regulation.

Article III, Section 4 of our by-laws requires that the stockholder recommendation and information described above must be received by our corporate secretary at our executive offices not less than 90 days prior to the date of our annual meeting of stockholders; provided, however, that if the annual meeting (or a special meeting in lieu of the annual meeting) is to be held on a date prior to such specified date, and if less than 100 days’ notice or prior public disclosure of the date of such annual or special meeting is given or made, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the scheduled meeting was mailed or the day on which public disclosure was made of the date of such annual or special meeting.  The Nominating Committee did not receive any stockholder nominee recommendations for the 2012 Annual Meeting that were in compliance with our by-laws.  For our Annual Meeting in 2013, the deadline for submission under this by-law will be November 25, 2012.  Our by-laws contain a number of other substantive and procedural requirements, which should be reviewed by any interested stockholder.  This description is qualified in its entirety by the text of our by-laws, to which readers are referred for additional information.

COMMITTEES OF THE BOARD OF DIRECTORS

Audit Committee

Our Audit Committee consists of Messrs. James (chairman), Hall and Williams.  The Board determined that the members of our Audit Committee are not only independent, but also are “financially literate” for purposes of NASDAQ rules (that is, able to read and understand financial statements).  In addition, the Board has concluded that Mr. James qualifies as an “audit committee financial expert.”  Mr. James was a CPA and worked in public accounting from 1962 to 1965.  He was chief financial officer of Systems    Engineering Laboratories in Ft. Lauderdale, Florida from 1969 to 1980, has served on numerous audit committees and currently serves on the audit committee of Concurrent Computer Corporation.

Our Audit Committee is responsible for overseeing our accounting and financial reporting processes and the audits of our financial statements.  The committee acts in an oversight capacity and relies on the work and assurances of both management, which has primary responsibility for our financial statements, and our independent auditors, who are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.  Our Audit Committee has adopted a written charter, a current copy of which is available in the Investor Relations section (under Corporate Governance) of our web site at www.cspi.com.  A copy of the charter is also available to stockholders upon request, addressed to CSP Inc., Attn: Corporate Secretary, 43 Manning Road, Billerica, Massachusetts 01821.

Nominating Committee

The members of the Nominating Committee are Messrs. Williams (chairman), James, Hall and Lyons, each of whom is an independent director. The functions of our Nominating Committee include the following:

•	identify and recommend to the Board individuals qualified to serve as our directors;

•	recommend directors to serve on committees of the Board; and

•	advise the Board with respect to matters of Board composition and procedures.

Our Nominating Committee has adopted a written charter, a current copy of which is available in the Investor Relations section (under Corporate Governance) of our web site at www.cspi.com. A copy of the charter is also available to stockholders upon request, addressed to CSP Inc., Attn: Corporate Secretary, 43 Manning Road, Billerica, Massachusetts 01821.

Compensation Committee

Our Compensation Committee is composed of Messrs. Lyons (chairman), James and Hall, each of whom is an independent director.  This committee is charged with reviewing and approving executive officers’ compensation and administering our stock option plans.  The Committee also reviews and recommends the compensation to be paid to directors.  For fiscal 2011, compensation consultants had no role in determining or recommending the amount or form of executive or director compensation.  NASDAQ rules require that the compensation of the chief executive officer be determined, or recommended to the Board for its determination, by either a majority of independent directors or a wholly independent Compensation Committee.  NASDAQ rules prohibit a company’s CEO from being present during voting or deliberations with respect to his compensation.  Compensation of all other executive officers is required to be determined in the same manner, except that the CEO is permitted to be present.

Our Compensation Committee has adopted a written charter, a current copy of which is available in the Investor Relations section (under Corporate Governance) of our web site at www.cspi.com.  A copy of the charter is also available to stockholders upon request, addressed to CSP Inc., Attn: Corporate Secretary, 43 Manning Road, Billerica, Massachusetts 01821.

2011 COMPENSATION OF NON-EMPLOYEE DIRECTORS

The following table and footnotes provide certain information regarding the fiscal year 2011 compensation of CSPI’s non-employee directors.

Name (a)	Fees Earned or Paid in Cash1 ($) (b)	Stock Awards2,3 ($) (c)	Total ($) (h)

Christopher J. Hall	$31,208	$11,674	$42,882

C. Shelton James	$34,656	$11,674	$46,330

J. David Lyons	$32,104	$11,674	$43,778

Robert M. Williams	$30,104	$11,674	$41,778

Notes:

1.
Each non-employee director receives (a) a $23,000 annual cash retainer, (b) an additional $552 annual retainer for each Committee membership, (c) a meeting fee of $1,500 per meeting, and (d) out of pocket travel expenses in connection with the meetings.  In addition, the chairman of the Audit Committee receives an annual fee of $4,000 and the chairman of the Compensation Committee receives an annual fee of $2,000.

2.
On May 6, 2011, each non-employee director received an unrestricted stock award of 200 shares of common stock.  The price per share was $4.62, the fair market value on the date of grant.  These shares cannot be sold for one year from the date of the award.  The annual non-discretionary grant of 200 unrestricted shares of stock to non-employee directors, made on the business day after the Company releases second quarter results, will remain unchanged for fiscal 2012.

3.
On February 8, 2011, each non-employee director received a restricted stock award of 2,500 shares of common stock.  The price per share was $4.30, the fair market value on the date of grant.  The restricted stock awards vest on February 6, 2012.  The restricted stock awards do not reflect compensation actually received by the non-employee directors.  Instead, the amounts in the stock awards column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

OUR EXECUTIVE OFFICERS

Background Information about Executive Officers

In addition to Mr. Lupinetti, the Company has four executive officers, who are listed below with information showing their ages and business affiliations.

Name and Age	Business Affiliations

Gary W. Levine (63)	Vice President of Finance and Chief Financial Officer of CSPI since September 1983; Controller of CSPI from May 1983 to September 1983.

William E. Bent, Jr. (56)
Vice President of CSPI and General Manager of MultiComputer Division since July 2000; Vice President of Engineering for MultiComputer Division from October 1999 to July 2000; Director of Engineering for MultiComputer Group from March 1996 to October 1999; Senior Technical Manager of Optronics, an Intergraph Division, from 1989 to March 1996.

Robert A. Stellato (50)	Vice President of Finance and Chief Accounting Officer of CSPI since March 2007; Vice President of Accounting and Human Resources, Wave Systems Corp. from July 2000 through March 2007.

Victor Dellovo (42)
President of Modcomp’s worldwide operations since October 2010; President of Modcomp’s U.S. operations from October 2005 to September 2010; President of Modcomp’s Systems and Solutions division from June 2003 to September 2005 following Modcomp’s acquisition of Technisource Hardware Inc., a company he co-founded in 1997.

COMPENSATION OF EXECUTIVE OFFICERS

The following table provides certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities for our named executive officers for the years ended September 30, 2011 and 2010.

2011 SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)		Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($)6 (g)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)9 (h)	All Other Compensation10 ($) (i)	Total ($) (j)
Alexander Lupinetti	2011	$350,000	N/A	$61,600	1	N/A	$230,165	7	$57,798	$18,735	$718,298
President and CEO	2010	$359,652	N/A	$61.600	2	N/A	$357,745	8	$78,512	$72,128	$929,637

Gary Levine	2011	$178,370	N/A	$15,400	3	N/A	$69,050	7	$77,399	$37,019	$377,238
CFO, Treasurer and Secretary	2010	$178,160	N/A	$15,400	4	N/A	$107,323	8	$73,971	$37,648	$412,502

Victor Dellovo	2011	$300,000	N/A	$19,250	5	N/A	$225,000	7	---	---	$544,250
President of Modcomp	201011	$251,614	N/A	---		N/A	$168,750	8	---	---	$420,364

Notes:

1.
On December 15, 2010, Mr. Lupinetti received a restricted stock award of 16,000 shares of common stock.  The price per share was $3.85, the fair market value on the date of award.  The restricted stock award vests over four years from the date of the award.

2.
On December 15, 2009, Mr. Lupinetti received a restricted stock award of 16,000 shares of common stock.  The price per share was $3.85 the fair market value on the date of award.  The restricted stock award vests over four years from the date of the award.

3.
On December 15, 2010, Mr. Levine received a restricted stock award of 4,000 shares of common stock.  The price per share was $3.85, the fair market value on the date of award.  The restricted stock award vests over four years from the date of the award.

4
On December 15, 2009, Mr. Levine received a restricted stock award of 4,000 shares of common stock.  The price per share was $3.85 the fair market value on the date of award.  The restricted stock award vests over four years from the date of the award.

5.
On December 15, 2010, Mr. Dellovo received a restricted stock award of 5,000 shares of common stock.  The price per share was $3.85, the fair market value on the date of award.  The restricted stock award vests over four years from the date of the award.

6.
Payments are based on achievement of the (i) Company revenues target and (ii) Company earnings before interest and taxes (EBIT) per share target.  Each named executive officer has a target annual incentive opportunity amount expressed as a percentage of his base salary.

7.
For Mr. Lupinetti, Non-Equity Incentive Plan Compensation reflects achievement of approximately 132% of his target bonus of 50% of his base salary in 2011.  For Mr. Levine, Non-Equity Incentive Plan Compensation reflects achievement of approximately 132% of his target bonus of 30% of his base salary in 2011.  For Mr. Dellovo, Non-Equity Incentive Plan Compensation reflects achievement of approximately 150% of his target bonus of 50% of his base salary in 2011.

8.
For Mr. Lupinetti, Non-Equity Incentive Plan Compensation reflects achievement of approximately 204% of his target bonus of 50% of his base salary in 2010.  For Mr. Levine, Non-Equity Incentive Plan Compensation reflects achievement of approximately 204% of his target bonus of 30% of his base salary in 2010.  For Mr. Dellovo, Non-Equity Incentive Plan Compensation reflects achievement of approximately 150% of his target bonus of 50% of his base salary in 2010.

9.
The Company provides a supplemental “death benefit” retirement plan to Messrs. Lupinetti and Levine, the benefits of which are vested.  Upon retirement the plans effectively provide for an annual pay-out of approximately $75,000 in the case of Mr. Lupinetti and $50,000 in the case of Mr. Levine.  For more information, see Note 10 to our Consolidated Financial Statements as of and for the years ended September 30, 2011 and 2010, filed with our Annual Report on Form 10-K for the fiscal year ended September 30, 2011.

10.
For Mr. Lupinetti, the amount represents $10,646 and $10,488 in employer contributions to Mr. Lupinetti’s 401(k) plan for 2011 and 2010, respectively, $0 and $54,220 for a split life insurance policy for Mr. Lupinetti’s benefit in 2011 and 2010, respectively, and $8,089 and $7,420 for the cost of a Company-provided vehicle for 2011 and 2010, respectively.  For Mr. Levine, the amount represents $7,239 and $5,788 in employer contributions to Mr. Levine’s 401(k) plan for 2011 and 2010, respectively, and $29,780 and $31,860 for a split life insurance policy for Mr. Levine’s benefit in 2011 and 2010, respectively.  For Mr. Dellovo, All Other Compensation was less than $10,000 and therefore omitted.

11.	Mr. Dellovo became an executive officer on February 9, 2010. The table shows his compensation since he became an executive officer.

Employment Agreements and Arrangements

In addition to the employment arrangements described in the footnotes to the Summary Compensation Table, we have an employment agreement with Mr. Lupinetti dated September 12, 1996, under which Mr. Lupinetti became one of our directors and our President and Chief Executive Officer effective October 1, 1996.  Effective November 11, 2008, Mr. Lupinetti’s base salary under the agreement was increased to $350,000.  Mr.  Lupinetti is also eligible to receive a bonus based on the attainment of certain financial objectives.  Mr. Lupinetti has received stock options periodically since his initial employment, and he currently holds stock options to acquire 96,000 shares of our common stock.  These options vest quarterly over a period of four years from the date of grant.  However, if we are acquired by way of a sale of substantially all our assets or by merger, the options will fully vest at the time of such acquisition.  We also provide Mr. Lupinetti with an automobile.

Under his employment agreement, in the event that we terminate Mr. Lupinetti’s employment other than for cause (as defined), he will be entitled to 12 months of severance pay at his then effective monthly salary.  However, as discussed below, Mr. Lupinetti’s employment agreement has been supplemented and modified by a change of control agreement with us.

We also have an employment agreement with Mr. Dellovo dated April 11, 2003, which was entered into prior to Mr. Dellovo becoming an executive officer.  The agreement provides that options granted to Mr. Dellovo vest over a four year period from date of grant, commencing after one year of service by Mr. Dellovo, and that if we are acquired by way of a sale of substantially all our assets or by merger, then his options will fully vest at the time of such acquisition.  He currently holds options to acquire 47,000 shares of our common stock.  Under his employment agreement, in the event that we terminate Mr. Dellovo’s employment other than for cause (as defined), he will be entitled to 12 months of severance pay based on his total compensation for the prior fiscal year of the Company.

Change of Control Agreements

Mr. Lupinetti and Mr. Levine have change of control agreements with the Company executed in January 2008.  Under those agreements, in exchange for the right to severance benefits under the circumstances described in the agreements, each executive agrees that for a period of six months after he leaves the Company he will not solicit customers or employees of the Company, directly or indirectly.  In case of either a change of control (as defined, and including a change in the majority of the incumbent directors over a two-year period, except for new directors nominated or selected by a majority of the then incumbent board), or termination of employment without cause (as defined) or termination or an adverse change in status of the executive in anticipation of or as required to accomplish a change of control, the executive will be entitled to:

•	a multiple of his base compensation for the Company’s fiscal year then in effect or, if greater, a multiple of his base compensation for the Company’s previous fiscal year, plus

•
a multiple of his annual target variable compensation bonus for the fiscal year then in effect or, if there is no bonus plan in effect that year, the highest variable compensation bonus paid to the executive in any of the three preceding fiscal years.

For Mr. Lupinetti, the payouts are two times base compensation and bonus (with the target compensation equal to 50% of annual base pay).  For Mr. Levine, the payouts are one times base compensation and bonus (with the target compensation equal to 30% of annual base pay).  To receive payment, the executive must deliver to the Company a satisfactory release of claims.

Following a change of control, Mr. Lupinetti and Mr. Levine would be entitled to two years and one year, respectively, of comparable health and welfare benefits, by continuing the executive in the Company’s health and welfare plans, or by payment by the Company of amounts sufficient to purchase equivalent coverage in a lump sum or periodically.  The executive’s stock options and restricted stock awards would vest, and the executive would be entitled to exercise stock options and satisfy any tax withholding obligations under restricted stock awards by delivering shares of our common stock to the Company, or having shares of common stock withheld by the Company, in each case at the fair market value of the common stock and sufficient to meet the relevant requirement.  In case of voluntary resignation or termination of employment for cause or by reason of death or disability, then no severance payments would be payable to the executive.

As an illustration of the payments available to Mr. Lupinetti and  Mr. Levine , if there had been a change of control of the Company as of December 1, 2011, then, based on fiscal year 2011 compensation, Mr. Lupinetti would have received $1,079,000 under his employment and change of control agreement, plus the value of health and welfare benefits as described above, plus other vested benefits in the form of retirement funds.  In addition, the value of Mr. Lupinetti’s accelerated stock awards would be $108,542 based on the closing price of our common stock on the NASDAQ Global Market ($3.49) as of the close of trading on December 1, 2011.  All of the unvested options held by Mr. Lupinetti at December 1, 2011 have an exercise price greater than the fair market value of our common stock on that date.  Accordingly, solely for purposes of this illustration, we have assumed that these options do not have value.

Under the same hypothetical circumstances, Mr. Levine would have received $257,000 under his change of control agreement, plus the value of health and welfare benefits, plus other vested benefits in the form of retirement funds.  In addition, the value of Mr. Levine’s accelerated stock awards would be $24,430 based on the closing price of our common stock on the NASDAQ Global Market ($3.49) as of the close of trading on December 1, 2011 and the value of his accelerated stock options would be $1,250.  Of the unvested options held by Mr. Levine at December 1, 2011, all except 1,250 shares have an exercise price greater than the fair market value of our common stock on that date.  Accordingly, solely for purposes of this illustration, we have assumed that these options do not have value.

Under his employment agreement described above, if Mr. Dellovo’s employment were terminated other than for cause (as defined) on December 1, 2011, then, based on fiscal year 2011 compensation, Mr. Dellovo would receive $525,000.  In case of a change of control, his unvested options would also vest.  In addition, the value of Mr. Dellovo’s accelerated stock awards would be $17,450 based on the closing price of our common stock on the NASDAQ Global Market ($3.49) as of the close of trading on December 1, 2011 and the value of his accelerated stock options would be $460.  Of the unvested options held by Mr. Dellovo at December 1, 2011, all except 500 shares have an exercise price greater than the fair market value of our common stock on that date.  Accordingly, solely for purposes of this illustration, we have assumed that these options do not have value.

These illustrations do not take account of tax effects and are intended only as examples.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

The table below shows outstanding equity awards held by our named executive officers as of the fiscal year ended September 30, 2011. All outstanding equity awards as of September 30, 2011 were stock option awards.

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date1, 2 (f)	Grant Date of Shares of Stock That Have Not Vested	Number of Shares of Stock that have not Vested3 (#) (g)	Market Value of Shares of Stock that have not Vested4 ($) (h)
Alexander Lupinetti	40,000	—	$10.03	12/29/2014	12/18/2008	4,434	$15,519
	20,000	—	$6.50	01/16/2016	12/15/ 2009	10,667	$37,335
	16,000	—	$9.30	02/20/2017	12/15/2010	16,000	$56,000
	18,750	1,250	$6.82	12/12/2017

Gary Levine
	8,000	—	$10.03	12/29/2014	12/15/2009	3,000	$10,500
	4,000	—	$6.50	01/16/2016	12/15/2010	4,000	$14,000
	2,500	—	$9.30	2/20/2017
	3,750	1,250	$6.82	12/12/2017
	2,500	2,500	$2.99	12/18/2018

Victor Dellovo	35,000	—	$2.70	05/29/2013	12/15/2010	5,000	$17,500
	5,000	—	$10.03	12/29/2014
	2,000	—	$6.50	01/16/2016
	1,000	—	$9.30	02/20/2017
	1,500	500	$6.82	12/12/2017
	1,000	1,000	$2.99	12/17/2018

Notes:
1.	Options vest for 25% a year for all options except for Mr. Lupinetti. Mr. Lupinetti’s options vest over four years on a quarterly basis or at a rate of 6.25% each quarter.
2.	All options have a 10 year term.
3.	The restricted stock awards vest in equal installments on the first four anniversaries of the grant date.
4.
Value is calculated by multiplying the number of restricted stock awards that have not vested by the closing price of our common stock on the NASDAQ Global Market ($3.50) as of the close of trading on September 30, 2011.

On January 13, 2012, Messrs. Lupinetti, Levine and Dellovo received restricted stock awards of 12,000, 4,000, and 10,000 shares, respectively, at a price equal to the fair market value on the award date.  The awards vest over four years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Our only issued and outstanding class of voting securities is our common stock.  Holders of common stock are entitled to one vote per share of such stock held by them of record at the close of business on January 9, 2012 upon each matter which may come before the Annual Meeting.  At the close of business on January 9, 2012, there were 3,396,154 shares of common stock issued and outstanding.

Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders

The following table sets forth certain information as of January 13, 2012 regarding each person known by us to own beneficially more than 5% of our common stock, each director and nominee for director of the Company, each executive officer named in the Summary Compensation Table, and all directors and executive officers of the Company as a group.

Name	Shares Beneficially Owned (1)		Percent of Class (2)

Dimensional Fund Advisors LP	301,488	(3)	8.4%
6300 Bee Cave Road, Building One
Austin, TX 78746

Wedbush, Inc	250,932	(4)	7.0%
1000 Wilshire Boulevard, Suite 1140
Los Angeles, CA 90017

CalPERS	216,453	(5)	6.0%
400Q Street
Sacramento, CA 95811

Ariel Investments, LLC	208,980	(6)	5.8%
200 E. Randolph Drive, Suite 2900
Chicago, IL 60601

Alexander R. Lupinetti	155,806	(7)	4.4%

Christopher J. Hall	296,596	(8)	8.3%

C. Shelton James	13,662	(9)	**

J. David Lyons	9,500	(10)	**

Robert M. Williams*	14,100	(11)	**

Gary W. Levine	46,389	(12)	1.3%

William Bent	23,017	(13)	**

Robert A. Stellato	7,750	(14)	**

Victor Dellovo	81,658	(15)	2.3%

All directors and executive officers as a group (9 persons)	648,478	(16)	18.1%

*	Nominee for Director

**	Owns less than one percent

(1)
Except as otherwise noted, all persons and entities have sole voting and investment power over their shares. All amounts shown in this column include shares obtainable upon exercise of stock options exercisable within 60 days of the date of this proxy statement.

(2)	Computed pursuant to Rule 13d-3 under the Exchange Act.

(3)
Dimensional Fund Advisors LP furnished us with a report on Schedule 13G/A filed on February 11, 2011 in which Dimensional has advised us that it is a registered investment advisor or manager for four investment companies (Funds) registered under the Investment Company Act of 1940 and in its role as advisor has sole voting power with respect to 301,488 shares of our common stock.  Dimensional states in the filing that it disclaims beneficial ownership of such securities and all securities are owned by the Funds.

(4)
Wedbush, Inc. (“WI”), Edward W. Wedbush (“Mr. Wedbush”), Wedbush Opportunity Capital, LLC (“WOC”), and Wedbush Opportunity Partners, LP (“WOP”) furnished us with a report on Schedule 13G/A filed on February 15, 2011 in which WI, Mr. Wedbush, WOC and WOP share voting and dispositive power with respect to 250,932 shares of our common stock.  Mr. Wedbush is the Chairman of WI, and owns a majority of the outstanding shares of WI. WI owns a majority of WOC, and WOC is the general partner and acts as the investment manager for WOP.  Accordingly, Mr. Wedbush may be deemed the beneficial owner of the shares of our common stock owned by WI.  However, Mr. Wedbush disclaims beneficial ownership of such securities.

(5)
CalPERS furnished us with a report on Schedule 13G filed on January 11, 2011 in which CalPERS has advised us that it is an employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F) and that it has sole voting and dispositive power with respect to 216,453 shares of our common stock.

(6)
Ariel Investments, LLC furnished us with a report on Schedule 13G filed on February 14, 2011 in which Ariel has advised us that it is a registered investment advisor in accordance with section 240.13d-1(b) (1) (ii)(E) and that it has sole voting power with respect to 34,114 shares of our common stock and sole dispositive power with respect to 208,980 shares of our common stock.

(7)	Represents 59,806 shares owned by Mr. Lupinetti as an individual and 96,000 shares obtainable upon exercise of stock options.

(8)	Represents 296,596 shares owned and have been pledged by Mr. Hall .

(9)	Represents 13,502 shares owned by Mr. James and includes 160 shares owned by Mr. James’ wife. However, Mr. James disclaims beneficial ownership of these shares.

(10)	Represents 9,500 shares owned by Mr. Lyons.

(11)	Represents 14,100 shares owned by Mr. Williams.

(12)	Includes 22,639 shares owned by Mr. Levine and 23,750 shares obtainable upon exercise of stock options.

(13)	Includes 4,767 shares owned by Mr. Bent and 18,250 shares obtainable upon exercise of stock options.

(14)	Includes 3,000 shares owned by Mr. Stellato and 4,750 shares obtainable upon exercise of stock options.

(15)	Includes 35,158 shares owned by Mr. Dellovo and 46,500 shares obtainable upon exercise of stock options.

(16)	Includes 189,250 shares obtainable upon exercise of stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors, and persons who own more than 10% of a registered class of our equity securities (our common stock) to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3, 4, 5 and amendments thereto furnished to the Company during fiscal 2011, or  written representations that no Form 5 was required, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% stockholders were fulfilled in a timely manner, except for the following: (i) Mr. Hall omitted to file a Form 4 with respect to a restricted stock award of 2,500 shares on February 8, 2011 and a stock award of 200 shares on May 6, 2011, and (ii) Messrs. James, Lyons and Williams each filed a Form 5 on November 15, 2011 with respect to a restricted stock award of 2,500 shares on February 6, 2011 and a stock award of 200 shares of May 6, 2011 which were not filed on Form 4.

INFORMATION ABOUT OUR AUDIT COMMITTEE AND INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

The following report of the Audit Committee should not be deemed to be “soliciting material” or to be “filed” with the SEC, nor should this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into such a filing.

The Audit Committee believes that a candid, substantive and focused dialogue with the independent auditors is fundamental to the Committee’s oversight responsibilities. In support of this view, our Committee periodically meets separately with the independent auditors, without management present. In the course of its discussion in these meetings, the Committee addresses a number of questions intended to bring to light any area of potential concern related to our financial reporting and internal controls.  These questions include:

•
Whether there were any significant accounting judgments, estimates or adjustments made by management in preparing the financial statements that would have been made differently had the auditors themselves prepared and been responsible for the financial statements.

•
Whether the auditors have concluded that, based on the auditors’ experience and their knowledge of CSPI, our financial statements fairly present to the investor, with clarity and completeness, our financial position and performance for each reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements.

•	Whether the auditors have concluded that, based on their experience and knowledge of CSPI, we have implemented internal controls and internal audit procedures that are appropriate for us.

The Audit Committee recommended the engagement of McGladrey and Pullen, LLP (McGladrey) as our independent auditors for fiscal year 2012 and reviewed with the independent auditors their respective overall audit scope and plans.  In reaching its recommendation, the Committee considered the qualifications of McGladrey and discussed with McGladrey their independence, including a review of any and all audit and non-audit services provided by them to us.  The Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and by the Sarbanes-Oxley Act of 2002.  The Committee received and discussed with the independent auditors their written report required by the Independence Standards Board Standard No. 1, PCAOB Independence Rules 3526, Communications with Audit Committees Concerning Independence.

Management has reviewed the audited financial statements for fiscal year 2011 with the Audit Committee, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements.  In connection with this review and discussion, the Audit Committee asked a number of follow-up questions of management and the independent auditors to help give the Committee comfort in connection with its review.

In reliance on the review and discussion referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011 for filing with the SEC, and our Board has accepted this recommendation.

AUDIT COMMITTEE
C. Shelton James, Chairman
Christopher J. Hall
Robert Williams

Our Independent Registered Public Accounting Firm

The Audit Committee selected McGladrey and Pullen LLP (McGladrey) as our principal accountants for fiscal year 2011. Representatives from McGladrey are expected to be available for the Annual Meeting, to have the opportunity to make a statement if they wish to do so, and to respond to appropriate questions.

The McGladrey report dated January 13, 2012 on the financial statements of the Company as of and for the fiscal year ended September 30, 2011 did not contain an adverse opinion or a disclaimer of opinion and was not modified as to uncertainty, audit scope  or accounting principles.

The Audit Committee has selected McGladrey as our principal accountants for fiscal year 2012.

Fees for Professional Services

The following is a summary of the fees billed to us by McGladrey for professional services for the fiscal years ended September 30, 2011 and 2010:

Fee Category	Fiscal 2011 Fees	Fiscal 2010 Fees
Audit Fees	$414,600	$446,700
Audit-Related Fees	—	—
Tax Fees	$3,139	$3,109
All Other Fees	—	—

Total Fees	$417,739	$449,809

Audit fees:  Audit fees represent fees for professional services performed by our independent auditor for the audit of our annual financial statements and the review of our quarterly financial statements, as well as services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-related fees:  Audit-related fees represent fees for assurance and related attestation services performed by our independent auditor that are reasonably related to the performance of the audit or review of our financial statements.

Tax fees:  Tax fees represent fees billed for professional services performed by our independent auditor with respect to corporate tax compliance, tax advice and tax planning.

All other fees:  All other fees represent fees billed for products and services provided by our independent auditor, other than those disclosed above.

Pre-Approval Policies and Procedures

At present, the Audit Committee approves each engagement for audit and non-audit services before we engage our accountants to provide those services.

The Audit Committee has not established any pre-approval policies or procedures that would allow our management to engage our accountants to provide any specified services with only an obligation to notify the Audit Committee of the engagement for those services.

Whistleblower Procedures

Pursuant to our Code of Ethics, the Audit Committee has adopted procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our directors, officers and employees of concerns regarding questionable accounting, internal accounting controls or auditing matters.

PROPOSAL TWO:
RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT AUDITORS

McGladrey & Pullen, LLP currently serves as the Company’s independent auditors, and that firm conducted the audit of the Company’s financial statements for fiscal year 2011. The Audit Committee has appointed McGladrey & Pullen, LLP to serve as our independent auditors to conduct an audit of the Company’s financial statements for fiscal year 2012.

Selection of the Company’s independent auditors is not required to be submitted to a vote of the stockholders of the Company for ratification. However, the Board of Directors is submitting this matter to the stockholders as a matter of good corporate practice.  If the stockholders fail to vote in favor of the selection, the Audit Committee will reconsider whether to retain McGladrey & Pullen, LLP and may retain that firm or another without re-submitting the matter to the Company’s stockholders.  Even if stockholders vote in favor of the appointment, on an advisory basis, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders.

Representatives of McGladrey & Pullen, LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board recommends a vote “FOR” ratification of McGladrey & Pullen, LLP as our independent auditors for fiscal year 2012.

Unless marked to the contrary, proxies received will be voted “FOR” Proposal Two.

 PROPOSAL THREE:
 SHAREHOLDER PROPOSAL REGARDING DECLASSIFICATION OF OUR BOARD OF DIRECTORS

A stockholder, Brett J. Davidson, 100 Burgundy Terrace, Amherst, New York 14228, holder of 29,000 shares of our common stock outstanding, has advised us that he intends to introduce the following resolution.  His reasons are set forth after the resolution.

The Company does not support this resolution and recommends a vote “AGAINST” the resolution.  The Company’s reasons are also set forth below.

RESOLVED, it is recommended that the Board of Directors of CSP, Inc. (the Company) take the steps necessary to declassify the election of the individual Board members and thereby nominate all Directors of the Company for election on an annual basis for a term of one year rather than staggering their individual elections to occur once every three years.

REASONS: “The Company’s three classes of directors are currently elected to staggered three year terms.  Staggered elections are specifically designed to entrench the current directors and limit the opportunity for shareholders to change the majority of the Board.  Yearly election of directors would make it easier to replace directors who are seen as under-performing and provide greater influence over the selection of Company management.

“In its 2009 US Voting Manual, RiskMetrics, a well-known risk management firm, states that ‘directors should be accountable to shareholders on an annual basis.’  RiskMetrics argues that ‘the only real motive for board classification is to make it more difficult to change control of the board.’  A classified board could (1) delay a takeover desired by shareholders, and (2) prevent bidders from approaching the Company because they do not want to wait more than a year to gain majority control of the Board.  RiskMetrics recommends a vote for proposals to repeal classified boards and to elect all directors annually.

“As cited in analysis performed by Moxy Vote, released July 8, 2011, proposals to declassify boards received 70% support in the 2011 proxy season.  The American Corporate Governance Institute proposes that the case for board declassification has substantial support in the academic literature, and there is significant empirical evidence suggesting that classified boards could be associated with lower valuation and worse performance.

“The long term under-performance by the Company provides the impetus for necessary change.  The current directors have been in place since 1994, 1996, 1997, 1998, and 2002.  Each director, except Mr. Hall (2002), became a director at a share price significantly higher that the share price through the first eight months of 2011.  Over the past 30 months the Company has traded almost exclusively at less than the Company’s cash and investment value.  Shareholder pleas to institute a dividend to increase shareholder value have been rebuffed.  The Company trading at a discount to cash and investments is a startling sign that a new approach is needed.

“The current directors with 9 to 17 years experience have had ample time to oversee an increase in shareholder value.  Declassifying the Board of Directors will make it easier for shareholders to institute change.  As the owners of the Company, shareholders should have the right to decide if they want to elect directors yearly or using staggered elections.

“Change in the form of an acquirer, new directors, new management, or any combination thereof may be the tonic the Company needs to increase shareholder value.  The old recipe is not working.

“Please support this proposal recommending that the Board take the steps necessary to declassify the Board.  If you AGREE, please mark your proxy FOR this proposal.”

BOARD OF DIRECTORS’ RESPONSE TO PROPOSAL THREE

The Board recommends a vote “AGAINST” Proposal Three for the following reasons:

We believe that a classified board structure is in the best interest of CSP shareholders.  For CSP, this structure enhances shareholder value in the event of unfair and abusive takeover attempts and provides a number of positive benefits that come with the continuity and stability of a three-year term.  These benefits are achieved while maintaining the shareholders’ right to vote for board nominees.

Massachusetts Public Policy Favors Classified Boards

It is important to note that CSP did not establish the classified board structure now in place.  That structure was created by the Massachusetts legislature in 1990, when the corporation law in Massachusetts, where CSP is incorporated, was changed to create a statutory presumption that all public companies would have staggered boards.  Some 13 years later, in 2003, the entire business corporation statute in Massachusetts was comprehensively reviewed by the Task Force on the Revision of the Massachusetts Business Corporation Law (the “Task Force”), consisting of over 50 experts in the field of Massachusetts corporate law.  When the corporation law was rewritten and the new law became effective in 2004, the Task Force and the legislature specifically considered the 1990 staggered board provisions again, and the Task Force noted, “The[se] provisions have not been changed since the [new statute] is not intended to change the public policy of the commonwealth” favoring staggered boards.

The Task Force continued, “The principal justification for staggering the board today is that it protects against sudden change in the management of the corporation despite a change in shareholders.”  We think it highly significant that the Commonwealth of Massachusetts has a public policy favoring staggered boards, and that the legislature did not change that policy the last time that the legislature reviewed it.

Protection Against Unfair or Unreasonable Takeover Attempts

Maintaining a classified board protects against unfair or unreasonable takeover attempts as the interests of a potential acquirer are not always aligned with the interests of shareholders. Potential acquirers could gain control of the Company without paying a premium to shareholders by replacing a majority of directors with its own nominees at a single annual meeting.  A classified structure allows directors sufficient time to evaluate the fairness of any takeover proposal, consider alternative proposals, and negotiate terms in the best interests of our shareholders.  The classified board structure improves the bargaining power of the Company on behalf of its shareholders by providing negotiation leverage.  In addition, CSP does not have the form of shareholder rights plan sometimes referred to as a “poison pill,” which makes the classified board an important mechanism for protecting shareholder interests.

Furthermore, in a classified board structure, approximately one-third of the directors stand for re-election at each annual meeting, allowing shareholders to elect a majority of the Board of Directors within two consecutive annual meetings.

Therefore, we believe a classified board structure provides shareholders with control over the corporate governance of the Company, yet protects them from unfair takeover attempts that may not provide sufficient value.

Leadership Continuity and Stability

A classified board, in which one-third of the board is up for reelection at the annual meeting, provides leadership continuity and stability in the Board’s oversight of the Company.  CSP operates on a long-term strategy designed to sustain the financial health and performance of the Company.  Our corporate planning and strategic initiatives often require several years to realize results.  Under a classified board structure, our directors consider the long-term effects of their decisions on shareholder value instead of focusing only on the short term, which may occur when a director is only serving a one-year term.  Historically, CSP’s directors have had in-depth knowledge of the Company, our industry and the strategic goals of our long-term operating plan.

Director Quality and Accountability

The Company benefits from the ability to recruit and maintain high-quality directors when they are appointed to a three-year term.  Our business is not simple to comprehend, but with a commitment to serve for a three-year term, it allows directors sufficient time to properly understand the Company’s operations and our industry.  When the Board is comprised of experienced directors who are knowledgeable about our business, the Company and our shareholders benefit from their decisions.  Given the current competitive environment for qualified directors, the Company would be at a disadvantage in recruiting if it only offered a seat on its Board for a period of one year.

Directors are more likely to make a dedicated commitment to our shareholders when they are held accountable for more than one year.  Under this structure, directors can focus on exercising their best judgment on matters pertaining to the operation and long-term growth of the Company.  The Board has implemented broad measures to ensure accountability of its directors, including the adoption of our Code of Ethics and Business Conduct, which can be found on the Company’s website.

Shareholder Value

As we have mentioned in numerous shareholder communications, our cash position varies significantly from quarter to quarter due to the high working capital requirements needed to fund large projects at both our Systems and Service and System Integration segments.  For that reason, we are diligent about maintaining a healthy cash balance.  We also need to have the necessary cash on hand to finance growth opportunities.  In addition, the Board carefully evaluates our cash position and considers alternatives for deploying our cash, including stock repurchases and/or cash dividends in order to generate value for our shareholders.

Conclusion

CSP is deeply committed to sound corporate governance practices, and we do not believe that one board structure is right for every company.  At the same time, we consider it significant that the Massachusetts legislature has twice enacted a statutory presumption in favor of staggered boards for public companies.  For CSP, we believe that a classified structure is in the best interests of our shareholders, especially given that each member of our Board, with the exception of our executive chairman, is independent.  With this structure we are able to protect shareholders from unfair takeover attempts, recruit quality directors, and maintain director accountability, continuity and stability.

The Board of Directors of the Company believes that this shareholder proposal is not in the best interests of the Company and unanimously recommends that you vote “AGAINST” this proposal.

Unless marked to the contrary, proxies received will be voted “AGAINST” Proposal Three.

OTHER MATTERS

Other Business

We do not know of any other matter that may properly come before the Annual Meeting.

Stockholder Proposals for 2013 Annual Meeting

In order for a proposal of one of our stockholders to be considered for inclusion in our proxy statement and proxy card for our 2013 Annual Meeting of Stockholders, the proposal must comply with SEC Rule 14a-8 and any other applicable rules and must be submitted to our corporate secretary at our executive offices located at 43 Manning Road, Billerica, Massachusetts 01821 at least 120 days prior to the anniversary date of this proxy statement.  This proxy statement is dated January 13, 2012, so the date by which proposals must be received under Rule 14a-8 will be September 14, 2012.

Article II, Section 5 of our by-laws requires that a stockholder who wishes to bring an item of business before the annual meeting of stockholders, even if the item cannot be included in our proxy statement because Rule 14a-8 is not available, must provide written notice of such item of business to our corporate secretary at our executive offices not less than 90 days prior to the date of our annual meeting of stockholders; provided, however, that if the annual meeting (or a special meeting in lieu of the annual meeting) is to be held on a date prior to such specified date, and if less than 100 days’ notice or prior public disclosure of the date of such annual or special meeting is given or made, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the scheduled meeting was mailed or the day on which public disclosure was made of the date of such annual or special meeting.  Therefore, the deadline for submission of notice will be November 25, 2012.  Our by-laws contain a number of other substantive and procedural requirements, which should be reviewed by any interested stockholder.  This description is qualified in its entirety by the text of our by-laws, to which readers are referred for additional information.  For information about nominations of director candidates by stockholders, see “Corporate Governance – Director Candidates and Selection Process” elsewhere in this proxy statement.

Solicitation

No person is paying compensation in connection with this solicitation of proxies.  Brokers, banks and other nominees will be reimbursed for their out-of-pocket expenses and other reasonable clerical expenses incurred in obtaining instructions from beneficial owners of our common stock.  In addition to the solicitation by mail, special solicitation of proxies may, in certain circumstances, be made personally or by telephone by directors, officers and certain of our employees, or by American Stock Transfer & Trust Co., our transfer agent.  It is expected that the expense of such special solicitation will be nominal.  All expenses incurred in connection with this solicitation will be borne by CSP.

CSP INC.
ATTN: GARY W LEVINE
43 MANNING RD
BILLERICA, MA 01821

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors
Nominees

01 Robert M. Williams

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote AGAINST the following proposal:

	For	Against	Abstain
3. The shareholder proposal regarding declassification of our Board of Directors.	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000120024_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

CSP INC.
Annual Meeting of Stockholders
February 23, 2012 9:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Alexander Lupinetti and Gary Levine, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CSP INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM EST on February 23, 2012, at our executive offices, 43 Manning Road, Billerica, MA, 01821, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000120024_2 R1.0.0.11699